MLP & Strategic Equity Fund Inc.

FILE # 811-22040

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/18/2007	Targa Resources Partners LP	15,000 shares ($403,050)	13,500,000 shares	LEHMAN BROTHERS